Exhibit 99.1

                                     ALTIGEN
                  ALTIGEN COMMUNICATIONS 1ST QTR 2006 EARNINGS

                                JANUARY 25, 2006
                                   4:00 pm CT

Conference Coordinator:  Welcome to the AltiGen Communications First Quarter
                         2006 Earnings Call.

                         During the presentation, all participants will be in a listen-only mode. Afterwards, you will be invited to participate in the Q&A session. At that time, if you have a question, please press the star and 1 on your touchtone phone to register for a question.

                         As a reminder, this conference may be recorded, and it's January 25, 2006.

                         I would now like to turn the program over to Jason Golz of Financial Dynamics.

                         Go ahead please.

Jason Golz:              Thank you, (Blake), and good afternoon everyone.

                         We apologize for the delay in starting today's call.

                         I am joined today by Gilbert Hu, President and Chief Executive Officer, and Phil McDermott, Chief Financial Officer of AltiGen Communications.

                         Earlier this afternoon, the company issued a release reporting financial results for the fiscal first quarter 2006 results ended December 31, 2005. This release can be accessed from the Investor Relations section of AltiGen's Web site at altigen.com.

                         For reference, we've arranged for a tape replay of this call which may be accessed by phone. This replay will take place approximately one hour after the call's conclusion today and it'll be available for seven days. The dial-in access number for this replay is (402) 220-5382.

                         This call is also being Webcast live with a Web replay also available. This may both be accessed again from the Investor Relations section of the company's Web site.

                         Before we begin, I'd like to make a brief statement regarding forward-looking remarks.

                         The call today contains forward-looking information regarding future events and the future financial performance of the company. We wish to caution you that such statements are just predictions, and actual results may differ materially as a result of risks and uncertainties that pertain to our business.

                         We refer you to the documents the company filed periodically with the SEC, specifically the company's annual report on Form 10K for the year ended September 30, 2005, as well as the Safe Harbor statement in the press release the company issued today.

                         These documents contain important risk factors that could cause actual results to differ materially from those contained in the company's projection or forward-looking statements.

                         AltiGen assumes no obligation to revise any forward-looking information contained in today's call.

                         Management of the company believes that non-GAAP measures presented in today's call, earnings before effects of SFAS 123R is useful information because it allows investors to assess the company's earning trend on a current basis.

                         Such non-GAAP information is also integral to management's internal evaluation of the company's performance. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to net profit or other financial measures prepared in accordance with GAAP.

                         Now it's my please to turn the call over to Gilbert Hu, President and CEO of AltiGen.

                         Gilbert?

Gilbert Hu:              Thank you, Jason.

                         Good afternoon everyone and thank you for joining us today to discuss AltiGen's first quarter 2006 results.

                         We are delighted to report that we achieved AltiGen's best ever quarterly revenue results. While continuing on our path of probable growth, we posted net profit of 42,000 and revenue of 4.4 million.

                         Our net profit excludes the impact of stock options expense, about which Phil will provide further details.

                         The year-over-year growth in revenue understates our progress in the market. Looking at the number of system that was shipped in the first quarter of 2006 compared to the number shipped in the same period in 2005, there were 36% more system shipped this year. This reflects the progress we're making in executing our strategy to extend and expand our addressable markets.

                         By simplifying our pricing and bundling strategy last April, we're able to increase our market share especially in the smallest system side. We decompromised our growth margin somewhat, but we believe being more aggressive in gaining market share is more important at this point.

                         I would like to first review some highlights of this past quarter. And after Phil presents details of our financials, I would like to go over some goals we have for 2006 and beyond.

                         To start, I would like to report that with our Version 5.0A software in the market for slightly over a year, this feature-rich product has proven to be the most robust version in our company's history. We believe this product will be important in accelerating our momentum and increasing our market share.

                         We are also very excited about the strong traction for our newest product, the IP710 phone. Since it began shipping last October, this product is rapidly gaining popularity and has been well-received for its price performance value. It has also received industry recognition with Internet Telephony Magazine's 2005 Product of the Year Award, which is a great honor as the IP10 was only in the market for the last few months of the year.

                         With this successful introduction of the IP710 and our latest 5.A Version software, we now have a very complete and very robust product line up that allow our channel partners to focus on producing revenue without technical destruction.

                         We will no doubt continue to invest in technology and bring innovative products to the market. But at this point, we're very happy with how well we are positioned, product wise.

                         Turning to another marquee product, the AltiContact Manager or ACM continued to perform well in the market. The number of licensees increased sequentially which of course added to the sales (unintelligible) of each system.

                         We continue to see the market with our ACM product and promote this very powerful but very cost effective call center solution to our customers.

                         We continue to educate a call center market about the power and benefits associated with the ACM. And we are optimistic that the product continues to gain popularity and awareness.

                         It is for today our 5.0A, IP710 and ACM that are representatives of the powerful technology (unintelligible) innovation that AltiGen can bring to market. These products have enhanced our competitive position and allowed us to extend our market reach. They also set, validate our strategy of continued investment in our product portfolio.

                         We continue to invest in building our channel of resellers and distributors.

                         Over the past year, our investments in technical training have helped maintain (unintelligible) with our channel partners as well as boost momentum in sales. Because our business is supported by this high quality relationship, it is important for us to continue growing new channel partners.

                         In 2006, you will see us aggressively pursuing partnerships that enhance our position in vertical market.

                         I would like to touch briefly about our business in Asia.

                         Revenue in this region increased sequentially. The most notable is that we had a few successful pilot installations in Japan, which we hope will lead to a steady flow of business.

                         We are also experiencing some performance improvement in China due to a - improved mic - macro-environment and a more favorable government spending environment.

                         We are excited about the opportunity in this region and believe it will be an important driver of growth for AltiGen in 2006 and beyond.

                         There are number of very positive developments that give us optimism in our ability to grow in existing and new markets. We're working very hard and moving quickly to capitalize opportunities in the market. We're going to continue creating opportunities through new products and expand in a market in which we compete in order to realize further successes and achieve new records.

                         With that, I would like to now turn the call over to Phil for details on financials. And afterwards, I would like to share with you some goals we have set for 2006.

                         Phil?

Philip McDermott:        Thank you, Gilbert, and good afternoon everyone.

                         I would like to start with the income statements.

                         Revenue for the first quarter of fiscal 2006 was 4.4 million compared to 4.3 million a year ago and 4.2 million in the previous quarter.

                         Gross margins for the quarter were 54%, down from 58% in the previous quarter.

                         Last quarter, our margins were increased by one-time reserve adjustments, and would have been 55% without those adjustments. So we continue to be consistent with our expectations of gross margins in the mid-50s looking forward, assuming a normal of mix of smaller and larger system.

                         Operating expenses as a percentage of revenue at 55% were up from 53% in the previous period.

                         In absolute dollars, operating expenses at 2.4 million were up from 2.3 million last quarter. There were a few one-time events in the current period that contributed to this such as the National Partner conference and a bad debt expense reserve associated with our Latin American market.

                         SG&A expenses for the first quarter were 1.5 million, up from 1.4 million in the prior quarter, and 34% of revenue for the first quarter compared to 32% for the prior quarter. The main causes were previously mentioned.

                         R&D expenses for the first quarter at 0.9 million or 21% of revenue versus 0.9 million or 21% of revenue in the prior quarter.

                         Net profit for the quarter was $42,000 or 0 cent per share and compares to $341,000 or 2 cents per share a year ago, and 302,000 or 2 cents per share in the previous quarter.

                         AltiGen's first quarter of 2006 earnings result excludes the effects of the company's adoption of SFAS No. 123R shared base payment which requires the expensing of equity-based compensation programs.

                         The company will provide details of the effects of stock compensation expense in its upcoming 10Q quarterly report for the first quarter of 2006 with the Securities and Exchange Commission.

                         Currently, the company anticipates stock option expense for the first quarter of fiscal 2006 of approximately 200,000 to 300,000 or 1 cent to 2 cents per share effect.

                         Moving on to the balance sheet, we've closed the quarter with 9.3 million in cash and short-term investments with no long-term debt.

                         Inventory at the end of the first quarter was 1.3 million compared to 1 million in the prior quarter. The increased inventory was mainly in finished goods.

                         Net accounts receivable at 2.2 million increased from 2 million in the prior quarter, and DSO at 45 days compares with 41 days last quarter.

                         With that, I would like to turn the call back over to Gilbert.

Gilbert Hu:              Thank you, Phil.

                         As you can see, our financial condition is strong and with a robust and complete product line up.

                         We're in a new phase of growth for the company. I would like to take some time today to go through some goals that we have set for this year and beyond.

                         First, we're targeting to achieve a growth rate of at least 20% for 2006.

                         Second, we are aggressively pursuing partnership opportunities both domestically and internationally to enhance our position and further accelerate our growth, again, in 2006 and beyond.

                         Third, we are targeting to achieve at least a 30% growth rate in Asia in 2006.

                         Business momentum has been positive (thus far) in January. And business activity is solid.

                         We believe we are in a new phase of growth, slower initially, but we'll continue to accelerate in 2006 and beyond.

                         Now at this time, we'd like to turn the call over to the operator for any questions you may have.

                         Operator?

Conference Coordinator:  At this time, if you would like to ask a question, please press the star and 1 on your touchtone phone. You may withdraw your question at anytime by pressing the pound key.

                         Once again, to ask a question, please press the star and 1 on your phone. And I'll pause for just a moment to allow the questions to queue.

                         Our first question comes from the site of (Kasky
                         Stern).

                         Go ahead please.

(KC Stern):              (KC Stern).

                         Just so I'm sure I understand correct, the - this quarter - last year's quarter, you were still under the old pricing, is that correct?

Gilbert Hu:              Correct.

(KC Stern):              Okay. So that when we compare this quarter's revenue
                         and gross margin to last quarters, we've got - the last year's first quarter, we have to take that into account.

Gilbert Hu:              Yes.

(KC Stern):              And then therefore, we should see some pretty - if
                         you're going to make your 20% growth rate, we should start seeing some hefty growth rate next quarter. Is that correct?

Gilbert Hu:              Next quarter meaning the - you mean the March
                         quarter...

(KC Stern):              The - this quarter...

Gilbert Hu:              ...or are you talking about the June quarter?

(KC Stern):              No, no, the March quarter.

Gilbert Hu:              March quarter at this point, I think, again, you know,
                         it's still pretty early in the quarter so it's hard for us to make any indication.

(KC Stern):              But you've got a pretty easy comparison compared to
                         last year.

Gilbert Hu:              Yes, last year - that quarter - in that quarter, that
                         was where we're (just way) down. So, you know, we've been holding the line (unintelligible) would show a pretty good growth rate over that number.

(KC Stern):              And if - am I correct in understanding what you mean
                         when you said that you would see the growth rate accelerate throughout the year?

Gilbert Hu:              Yeah that's what we believe.

(KC Stern):              Okay.

Gilbert Hu:              Yeah. This quarter, meaning the March quarter, I mean,
                         everybody can foresee that the growth rate is probably going to be very high due to the problem we had in March 2005 quarter.

(KC Stern):              So it's just, you know, back of the envelope kind of
                         sketching out, would you - this year, for this fiscal year, would you expect your revenues to be in the $017 million to $20 million range?

Gilbert Hu:              Well if you use the 20% guidance we provide, I will say
                         yes.

(KC Stern):              Okay. Thank you.

Conference Coordinator:  Our next question comes from the site of
                         (Hirschman Oren).

                         Go ahead please.

(Hirschman Oren):        All right, thank you.

                         You know, can you talk about the competitive dynamics? And then I have one or two follow-up.

Gilbert Hu:              Okay. At this point, we can see that we're actually
                         gaining market share, and for the most part in the smaller system side.

                         We are not seeing our larger system gaining tremendous momentum. And that's something we're working on right now.

                         From a competitive landscape point of view, we continue to see a lot of Cisco, a lot of Avaya. We are not seeing a smaller company anymore. There seems to be having some kind of - I won't say consolidation but smaller companies seem to not surviving the past three to four years of slowdown in economy.

                         So we are seeing mostly Avaya and some Cisco and Intratel, but a lot less to smaller competitors.

(Hirschman Oren):        So in terms of Cisco, you know, we have been behind in
                         terms of handset. Have we caught up?

Gilbert Hu:              Handset, we see the IP handset continue to grow. And
                         Cisco, you know, you have to, I guess realize that they sell through very large account, you know. For each account, for instance General Motors or Ford for that matter, you know, you're talking about more than 100,000 handsets per (unintelligible). So...

(Hirschman Oren):        Uh-huh.

Gilbert Hu:              ...we don't want to compare to Cisco, you know, because
                         basically we're operating in different market segments.

                         But in the small and mid-size company segment, we are gaining.

(Hirschman Oren):        So in terms of us having feature-wise, I mean, do we
                         have good enough to compete with them now?

Gilbert Hu:              Absolutely, absolutely.

                         If you compare our IP710 to their compatible product, you know, we are better in functionality, we're better in quality, even more, you know, we're cooler, you know, we have a lot of very - people consider very cool features such as, you know, very interesting ring tones and at a lower price point.

(Hirschman Oren):        In terms of the growth rate that you described, you
                         know, clearly if you hit the low end of that targeted growth rate, it means we're going to be kind of just sitting in place the whole year along. I mean a $17 million a year means that we basically do about $4.5 million a quarter or every quarter less than that.

                         So I'm thinking, is it fair to assume that we should see acceleration throughout the year? I think that's what you were trying to point us at.

Gilbert Hu:              Right.

                         If you actually look back, you know, just about one year ago, we were sitting at about 3 point something million per quarter type of momentum. This year, we're basically looking at a 4 plus million momentum.

                         And that - we see that trend continuing. And obviously, that's just coming from organic growth. And we would like to see some incremental growth beyond the organic growth, that's why we're going to pursue the partnership, pursue the vertical market where we see additional growth rate, growth opportunities.

(Hirschman Oren):        Okay, thank you.

Conference Coordinator:  The next question comes from the site of (Jeremy Su).

                         Go ahead please.

(Jeremy Su):             Hi, Gilbert, hi, Phil. How are you guys doing?

Philip McDermott:        Good.

Gilbert Hu:              Good, good, thank you.

(Jeremy Su):             Congratulations on a profitable quarter.

Philip McDermott:        Thank you.

Gilbert Hu:              Thank you.

(Jeremy Su):             A couple of just quick questions. Is there any revenue
                         breakdown of the high price systems versus low price systems?

Philip McDermott:        Well basically we don't (unintelligible) by price, but
                         the - we go by large systems which are larger boxes versus the smaller boxes. We've been running about 75% small systems versus large systems. And that's pretty...

(Jeremy Su):             Okay.

Philip McDermott:        And we're still consistent in the past quarter.

(Jeremy Su):             Okay, great.

                         And then do you plan on breaking out numbers for international or domestic or particularly in Asia by the time the Q comes out?

Philip McDermott:        In the Q, it will show how much revenue comes from
                         international markets.

(Jeremy Su):             Okay, perfect.

                         And lastly, is there - I know, Phil, you now spoke a little bit about industry pricing. What are the trends seem to be there? Is there going to be any sort of shift in industry pricing overall especially now that you're not running into some of the smaller company competition and it's just sort of the big one left?

Gilbert Hu:              We actually - at this point, we don't see any pricing
                         pressure coming from either the larger player or the smaller player. It seems to be pretty steady at this point.

(Jeremy Su):             Okay.

                         That's all I've got. Thank you guys very much.

Philip McDermott:        Welcome.

Conference Coordinator:  Once again, if you would like to ask a question, please press the star and 1 on your touchtone phone.

                         Our next question comes from the site of (Richard Tesley).

                         Go ahead, sir.

(Richard Tesley):        Thank you.

                         Hi Phil, hi Gilbert, how are you doing?

Philip McDermott:        Good, how are you?

(Richard Tesley):        Good.

                         I guess I wanted to start with a couple of housekeeping things. Actually one of those questions got answered. But I wanted to confirm the number of sites you did in the quarter, you know, you referred to 36% unit growth. I just wanted to make sure that that, you know, that you could confirm that actual number.

Gilbert Hu:              Yeah, we can confirm that we did grow about 36% in
                         terms number of units sold.

(Richard Tesley):        And was the number of units sold 345 roughly in the...

Gilbert Hu:              No, more than that.

Philip McDermott:        It was actually 355, (Rich).

(Richard Tesley):        Three-fifty-five.

Philip McDermott:        Correct.

(Richard Tesley):        Okay, great.

                         Okay. And then I guess, Gilbert, in your prepared statements, you - and actually and a question, you talked a little bit about market share.

Gilbert Hu:              Uh-huh.

(Richard Tesley):        I guess I wanted to get a sense on whether you're
                         talking about revenue in units and I guess, you know, where your sense is, why you're getting the sense that you're growing market share because obviously there's not a lot of revenue growth here year-over-year. So I was just hoping you could talk about that a little bit more.

Gilbert Hu:              Well, the reason you don't see a lot of the revenue
                         growth is because of the pricing strategy. In the low end, we basically simplified the bundling and simplified the way we sell software, and also dropped the price a little bit. And that caused our smaller system to go from, you know, about 150 units sold per quarter to about 250 systems sold per quarter.

                         So, the market share is, you know, in - we're gaining market share in the small system. It is very, very (unintelligible).

(Richard Tesley):        Okay.

                         But you're talking about units when you talk about market share. Is that correct?

Gilbert Hu:              Right.

Philip McDermott:        Correct.

(Richard Tesley):        Okay.

                         Okay, that was it. Thank you.

Gilbert Hu:              Thank you.

Conference Coordinator:  Our next question comes from the site of (Allan
                         Grushkin).

                         Go ahead please.

(Allan Grushkin):        Hi.

                         I have a more - bigger picture question. Like you guys are just bumping along in this 4 million revenue area which I don't know if that's sufficient ever generate any real Wall Street interest in the stock.

                         So I'm trying to get a feel if your type of products you sell, what is the kind of potentials if we look out two or three years? Can you ever start growing to, you know, 4, 6, 8, you know, start getting some real ramp in revenue or is it going to always be something like, you know, 5% sequential growth at best?

Gilbert Hu:              I don't think so. To tell you the truth, if we continue
                         to grow at the rate we're growing at this point, I personally will not be very interested.

                         And early on, I talked about, at this point in time, you know, growing the market share is a lot more important. One of the most important reasons is that, I believe, you know, growing to market shares I know is going to help us to achieve a much higher growth rate, you know, one, two years on the row.

                         Because once we go to market share and begin to expand our install base a lot more aggressively, that install base itself will become a source or revenue. You're going to see the upgrades when people grow in their size, when they require a more sophisticated software which we will later provide so on and so forth, you know, that become a source of revenue.

                         In addition to that, traditionally, we've been having about one-third of our new installation coming from reference. Therefore, it makes the install base even more important.

                         Now in addition to that, I was also talking about that we are not happy with just the organic growth. Therefore, we have been aggressively pursuing partnership opportunity both domestically and internationally.

                         Those partnerships will allow us to grow and enhance our position in some very strategic vertical market such as financial service. And we also intend to grow very, very aggressively in the international mar - important international market such as Asia. And we're putting our strategy in place.

                         We are not happy with the 4 plus million quarterly revenue. We want to grow.

(Allan Grushkin):        So ideally, if you look out two or three years, what is
                         the number that you'd like to see or something...

Gilbert Hu:              Two or three years from now, I would like to see the
                         company be at a revenue size of above 50 million.

(Allan Grushkin):        Okay.

Gilbert Hu:              So that will be way over 10 million per quarter. Yes,
                         it is a pretty aggressive agenda, and we're going to go for it.

(Allan Grushkin):        Okay. That sounds great.

                         And lastly, is it - is the market - is it taking longer to adapt to the new technology?

Gilbert Hu:              Yes, it is.

                         You know frankly, it's actually - in a sense, you know, unfortunately for AltiGen because if you look at the company's history, you know, we have been selling the VoIP equipment starting 1996. That's very, very early.

(Allan Grushkin):        Right.

Gilbert Hu:              You know, that's way before Cisco and Avaya even talked
                         about VoIP.

                         But the fact that it has taken the industry such a long time to actually accept the concept of VoIP, it's unfortunate for AltiGen because, you know, it's taking almost like ten years to - for this VoIP concept to gain real momentum.

                         And guess what, you know, during these ten years, it basically gets every single vendor the opportunity to catch up and come up with their VoIP offering.

                         So the fact that AltiGen is a trailblazer, didn't really give us a lot of advantage because, you know, we just didn't have the effect of sort of catching the technology catching the market by surprise and we are the only one coming on top.

(Allan Grushkin):        Is 2006 the year that the mass market finally really
                         starts to adopt it? Has that started to happen or is it more so a couple of years away before, you know, everybody is using...

Gilbert Hu:              I think, you know, starting in 2004, you began to see
                         those major service provider, you know, SBC, Verizon, so on and so forth, and Vonage, you know, they began to promote a concept of making cost over IP. And that sort of educate the market, you know, very well.

                         And today, we are not seeing the effort that you sort of have to go out and educate first about, you know, what is VoIP and why VoIP is good for you as a small business owner or mid-size business owner. So the effort becomes less because people are aware of the benefits.

(Allan Grushkin):        Okay.

                         Well, thank you so much. I look forward to a breakout quarter.

Gilbert Hu:              Thank you.

Conference Coordinator:  Our final question comes from the site of (KC Stern).
                         Go ahead please.

(KC Stern):              Hello again.

                         Gilbert, from what you said, the 20% growth rate, that was not including any partnership opportunities that you may sign up. Is that correct?

Gilbert Hu:              That's correct. That's organic growth, basically.

(KC Stern):              Right.

                         So from everything you said, I - we should be looking at - in the third and fourth quarters, I would guess, a minimum of $5 million type quarters, is that correct?

Gilbert Hu:              I am not promising that but I think it's likely.

                         And again, you know, partnership, you know, especially larger size partnership is not an overnight thing. (Unintelligible).

(KC Stern):              No, I understand that. I understand that.

                         But clearly, you started working on them already. So if you're telling us about it, it's, you know, it wasn't today's idea; you've been working on it for a while.

Gilbert Hu:              Yeah.

(KC Stern):              Thank you.

Gilbert Hu:              So I will say that's likely scenario but there's no
                         guarantee there.

(KC Stern):              There are no guarantees in life, unfortunately.

                         Thank you.

Gilbert Hu:              Thank you.

Conference Coordinator:  It appears there are no further questions from the phone. I'll go ahead and turn it back over to the moderator for any closing remarks.

Jason Golz:              Well, thank you all for joining us today.

                         For anyone who has further questions, please contact Jason Golz or Investor Relations at (415) 439-4532.

                         Have a good evening.

                                       END